February 24, 2010

SteelCloud, Inc.
20110 Ashbrook Place
Suite 130
Ashburn, Virginia 20147

Gentlemen:

We have acted as counsel for SteelCloud, Inc., a Virginia corporation, (the “Company”) in connection with its filing of a Registration Statement on Form S-l (File No. 333-158703) (the “Registration Statement”), and the amendments thereto, covering up to16,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value (“Common Stock”), accompanied by warrants to purchase 16,000,000 shares of Common Stock, on a best efforts basis (the “Warrants”) and up to 800,000 shares of Common Stock underlying placement agent warrants (the “Placement Agent Shares”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Certificate of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or as photo static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Virginia, the jurisdiction of its incorporation, and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

The authorized capital stock of the Company consists of 80,000,000 shares of common stock, $0.001 par value, of which there are 16,040,001 shares outstanding as of February 19, 2010, and 2,000,000 shares of undesignated preferred stock, $0.001 par value, of which there are no shares outstanding as of February 19, 2010. Proper corporate proceedings have been taken to validly authorize such authorized capital stock and all the outstanding shares of such capital stock. The Shares have been duly authorized, legally issued, fully paid, and are non-assessable under the corporate laws of the State of Virginia.  The Common Stock underlying the Warrants and the Placement Agent Shares have been duly authorized, legally issued, upon exercise of the Warrants and placement agent warrants will be fully paid, and are non-assessable under the corporate laws of the State of Virginia.  Further, the Warrants are binding obligations under the contract laws of the State of Virginia.

We hereby consent to the use of the firm’s name, Gersten Savage LLP, and of the reference to the opinion and of the use of this opinion as an exhibit to the Registration Statement and as contained in the Registration Statement itself, specifically in the section captioned “Interests of Named Experts and Counsel.”

In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or the prospectus within the meaning of the term “expert” as defined in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Gersten Savage LLP
Gersten Savage LLP